UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
May 16, 2013

CHIMERA INVESTMENT CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-33796	26-0630461
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1211 Avenue of the Americas Suite 2902 New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (646) 454-3759

No Change
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2013, the Board of Directors of Chimera Investment Corporation (the “Company”) appointed Robert Colligan as Chief Financial Officer of the Company, effective immediately.  Mr. Colligan will oversee Chimera’s treasury, accounting and financial reporting functions. Mr. Colligan, 41, has been working in accounting and finance for over 20 years.

Mr. Colligan joins the Company from Starwood Capital Group where he was the Controller for the last five years. At Starwood Capital Group, Mr. Colligan focused on financial reporting, treasury, tax, operational and strategic initiatives. Prior to Starwood Capital Group, from 2002 to 2008 Mr. Colligan was a Managing Director at Bear Stearns and from 1999 to 2002 a Vice President at Merrill Lynch in financial reporting, strategy and investor relations roles. Mr. Colligan began his career at PricewaterhouseCoopers where from 1993 to 1999 he had roles in both audit and national tax.  He has a Bachelor of Science in Accounting from Villanova University, a Masters in Taxation from George Washington University and is a Certified Public Accountant.

Effective May 16, 2013, Fixed Income Discount Advisory Company, the external manager of the Company, has hired Mr. Colligan as a Managing Director.  There are no other arrangements or understandings between Mr. Colligan and any other person pursuant to which he was appointed.  There are also no family relationships between Mr. Colligan and any director or executive officer of the Company and Mr. Colligan has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K (e.g., related party transactions).

Effective May 16, 2013 A. Alexandra Denahan resigned from her position as the Company’s Chief Financial Officer.  Ms. Denahan will continue to serve as the Company’s principal financial officer and principal accounting officer.

Item 9.01  Financial Statements and Exhibits

         (d)     Exhibits

99.1      Press Release, dated May 16, 2013, issued by Chimera Investment Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimera Investment Corporation

		By:	/s/ Matthew Lambiase
			Name:	Matthew Lambiase
			Title:	Chief Executive Officer and President

Date:	May 16, 2013